Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2012, with respect to the consolidated financial statements included in the Annual Report of Cryo-Cell International, Inc. and subsidiaries on Form 10-K for the year ended November 30, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cryo-Cell International, Inc. on Forms S-8 (File No. 333-92991, effective December 17, 1999, File No. 333-65418, effective July 19, 2001 and File No. 333-178768, effective December 27, 2011).

/s/ GRANT THORNTON LLP

Orlando, Florida

February 28, 2012